                                                               Exhibit 99(C)(8)

                               Family Golf Centers, Inc
                                 225 Broadhollow Road
                               Melville, New York 11747

                                                             December __, 1997

[EMPLOYEE]
[ADDRESS]
[ADDRESS]

Dear _______________________:

    Family Golf Centers, Inc., a Delaware corporation ("Parent"), Family Golf Acquisition, Inc., a Colorado corporation and wholly-owned subsidiary of Parent ("Acquisition") and MetroGolf Incororated, a Colorado corporation (the "Company") intend to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Acquisition will be merged with and into the Company (the "Merger") resulting in a new corporation (the "Surviving Corporation"). Prior to the consummation of the Merger, Parent intends to conduct a tender offer (the "Tender Offer") for all of the Company's outstanding common stock. As a result of the proposed transactions, the Surviving Corporation will become a wholly-owned subsidiary of Parent.

    The Board of Directors of Parent is pleased to inform you that Parent has elected to retain your services on behalf of the Surviving Corporation at your current level of compensation, including salary and bonuses, for a period of at least 90 days following the the close of the Tender Offer, in consideration for your agreement to honor your current employment arrangements in all respects and devote your full time and attention to your duties until such time as the 90-day period referenced above has expired. Upon the conclusion of such 90-day period, Parent intends to cause the Surviving Corporation to reevaluate its personnel requirements.

    Please sign a copy of this letter in the space provided to confirm your agreement to the terms hereof.

                                  Very truly yours,
                                  FAMILY GOLF CENTERS, INC.

                                  By:_____________________________
                                       Name:
                                       Title:

CONFIRMED:
______________________________